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                                                                   EXHIBIT 3.1.1

                              STATE OF OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              BANCWEST CORPORATION


BANCWEST CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

- FIRST: That at a meeting of the Board of Directors of BancWest Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

               FURTHER RESOLVED, that to implement such increase the Board proposes that the first sentence of Article Fourth of the Certificate of Incorporation be amended to read as follows:

                      Fourth. The total number of shares of stock which the corporation shall have authority to issue is Six Hundred Million (600,000,000) shares having a par value of One Dollar ($1.00) per share, divided into three classes: Four Hundred Million (400,000,000) shares designated as Common Stock (the "Common Stock"); One Hundred Fifty Million (150,000,000) shares designated as Class A Common Stock (the "Class A Common Stock"); and Fifty Million (50,000,000) shares designated as Preferred Stock (the "Preferred Stock").

- SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

- THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

- FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
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IN WITNESS WHEREOF, BancWest Corporation has caused this certificate to be signed by Howard H. Karr, an authorized officer, this 19th day of April, 2001.



                                     By:   /s/ Howard H. Karr
                                        ---------------------------------------
                                               Howard H. Karr
                                               Executive Vice President and
                                                  Chief Financial Officer



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